EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

 We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 24, 2025, relating to the consolidated financial statements of Carver Bancorp, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

/s/ BDO, USA, P.C.

New York, New York
August 1, 2025